CHINA NEW ENERGY GROUP COMPANY
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK

        The undersigned, James Li, does hereby certify that:

1.        He is a director of CHINA NEW ENERGY GROUP COMPANY, a Delaware corporation (the “Company”).

2.        The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), of which 5,500,000 shares are designated as Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) and 2,461,0189  shares of such Series A Preferred Stock are  issued and outstanding.

3.        The following resolutions were duly adopted by the Board of Directors of the Company (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Company provides for a class of its authorized stock known as Preferred Stock, comprised of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 2,000,000 shares of the Preferred Stock, which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Series B Convertible Preferred Stock Securities Purchase Agreement by and between the Company, China Hand Fund, I, LLC, a Delaware limited liability company (as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Company, the “Series B Purchase Agreement”) For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person's immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner.  For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the Board of the Directors of the Company.

“Certificate” means this Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of China New Energy Group Company, as amended from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall mean the number of shares of Common Stock issuable upon conversion of one share of Series B Preferred Stock.   Each share of Series B Preferred Stock shall be initially convertible into to shares of Common Stock on a 1-for-35 basis, subject to adjustment as provided in this Certificate.

“Conversion Price” shall mean $0.138 per share, subject to adjustment as provided in this Certificate.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock in accordance with the terms of the Series B Purchase Agreement and this Certificate.

“Company” means China New Energy Group Company, a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” shall have the meaning set forth in Section 7(h) hereof.

“Holder” shall have the meaning set forth in Section 2 hereof.

“Liquidation” shall have the meaning set forth in Section 5 hereof.

“Liquidation Value” shall have the meaning set forth in Section 5 hereof.

“Original Purchase Price” shall mean $4.837 per share

 “Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a trust, a government or political subdivision thereof or a governmental agency.

“Purchaser” means any purchaser who purchased shares of Series B Preferred Stock and Warrants pursuant to the Series B Purchase Agreement.

“Registration Rights Agreement(s)” means the Amended and Restated Registration Rights Agreement(s), to which the Company and the Purchasers are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” shall have the meaning set forth in Section 2 hereof.

“Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other business entity of which the Company owns beneficially or of record more than a majority of the equity interests.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board.

“Variable Rate Transaction” shall have the meaning set forth in Section 7 hereof

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by the Majority Holders.

Rank of Series or Classes.  For purposes of this Certificate, any stock of any series or class of the Company shall be deemed to rank:

(a) senior to the shares of Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the Holders;

(b) on a parity with shares of Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series B Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the Holders;

(c) junior to shares of Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the Holders shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or classes.

Section 2. Designation and Amount.  The series of Preferred Stock, par value $0.001 per share shall be designated as the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be 2,000,000 (which shall not be subject to increase without the consent of all of the holders of at least 50% of the then outstanding shares of Series  B Preferred Stock (each a “Holder” and collectively, the “Holders”).   In the event of the conversion of shares of Series B Preferred Stock into Common Stock, pursuant to Section 6 hereof, or in the event that the Company shall otherwise acquire and cancel any shares of Series  B Preferred Stock, the shares of Series B Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Board of Directors.  In addition, if the Company shall not issue the maximum number of shares of Series B Preferred Stock, the Company may, from time to time, by resolution of the Board of Directors and the approval of the holders of a majority of the outstanding shares of Series B Preferred Stock (the “Majority Holders”), reduce the number of shares of Series B Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series  B Preferred Stock then issued or reserved for issuance.  The number of shares by which the Series B Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the Company’s Board of Directors.  The Board of Directors shall cause to be filed with the Secretary of State of the State of Delaware such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series B Preferred Stock.

Section 3. Dividends and Other Distributions.

(a)      For so long as any shares of Series B Preferred Stock shall remain outstanding, no dividends shall be declared or payable with respect to the Common Stock. The right of the Holders to receive dividends and/or other distributions provided in this Section 3 shall rank pari passu with the holders of Series A Preferred Stock.

(b)     The Holders shall be entitled to cumulative dividends in preference to any dividends on the Common Stock at the rate of 6% of the Original Purchase Price per annum compounded daily and payable semi-annually. Dividends shall begin to accrue on the date of issuance of the Series B Preferred Stock and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable semi-annually in arrears on June 1 and December 1 of each year (each, a "Dividend Date") with the first Dividend Date being June 1, 2009.   If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date.  Dividends shall be payable in shares of Common Stock ("Dividend Shares") or, at the option of the Company, in cash, provided that the dividends which accrued during any period shall be payable in cash only if the Company indicates that the dividend will be paid in cash in the Dividend Notice (as defined below).  At least five (5) days prior to the applicable Dividend Date (the "Dividend Notice Date"), the Company shall provide written notice (the "Dividend Notice") to each Holder indicating that the dividend is to be paid in cash.  Dividends paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the amount of interest payable divided by (a) the product of (A) 90% and (B) the average of VWAP for each day during the period commencing twenty (20) days preceding but not including the Dividend Date.  If any Dividend Shares are to be issued on a Dividend Date, then the Company shall within five (5) business days of the applicable Dividend Date, issue and deliver to such Holder a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.

Section 4.     Voting Rights.

(a)      Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law,  the holders of the Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class.  For so long as the number of outstanding shares of Series B Preferred Stock is at least thirty percent (30%) of the total number of shares of Series B Preferred Stock issued under the Series B Purchase Agreement, the holders of Series B Preferred Stock shall vote together as a single class with the holders of the Company’s Common Stock, and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series B Preferred Stock issued under the Series B Purchase Agreement being entitled to seventy percent (70%) of the total votes on all such matters regardless of the actual number of shares of Series B Preferred Stock then outstanding, and the holders of Series A Preferred Stock and Common Stock being entitled to their proportional share of the remaining 30% of the total votes based on their respective voting power as calculated under the Series A Certificate and the Company’s Certificate of  Incorporation.

(b)      If the number of shares of Series B Preferred Stock outstanding is less than thirty percent (30%) of the total number of shares of Series B Preferred Stock issued under the Series B Purchase Agreement, each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock would be converted if converted on the record date for the taking of a vote (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder would be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(c)      For so long as any shares of Series B Preferred Stock shall remain outstanding, without the affirmative approval of the Holders of 75% of the shares of the Series B Preferred Stock then outstanding (by vote or written consent, as provided by law), the Company shall not:

i.      in any manner authorize, issue or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series B Preferred Stock;

ii.      adversely alter or change the rights, preferences, designations or privileges of the Series B Preferred Stock;

iii.      amend the Company’s Articles of Incorporation or By-laws in a manner that adversely affects the rights, preferences, designations or privileges of the Holders;

iv.      increase or decrease the authorized number of shares of preferred stock of the Company or otherwise reclassify the Company's outstanding securities;

v.      redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to repurchases of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements that are approved by the Board under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; and provided further, that this restriction shall not apply to any conversion, redemption or other acquisition of shares of Series B Convertible Stock pursuant to this Certificate, any Transaction Documents or as contemplated under the Series A Financing Transaction Documents (as defined in the Series B Purchase Agreement); or

vi.      voluntarily file for bankruptcy, liquidate the Company’s assets or make an assignment for the benefit of the Company’s creditors.

(d)      Until the expiration of two (2) years following the Closing Date (the “Restricted Period”), neither the Company nor any Subsidiary shall (i) sell all or substantially all of its assets, or (ii) at any given date during the Restricted Period, issue debt any debt securities or otherwise incur any debt in a manner as to cause its debt-to-equity ratio to exceed 50% without obtaining prior approval of the Majority Holders.

(e)      For so long as 20% of the shares of Series B Preferred Stock shall remain outstanding, the Company shall not issue (i) any Preferred Stock (with the exception of the Series B Preferred Stock issued pursuant to the Series B Purchase Agreement or any Series A Preferred Stock issued under the Series A Purchase Agreement (as defined under the Series B Purchase Agreement)), or (ii) any convertible debt exchangeable or convertible into the Company’s Common Stock, without the consent of seventy-five percent of the Holders of such outstanding shares of  Series B Preferred Stock.

Whenever Holders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (each, a “Liquidation Event”), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Original Purchase Price , plus any accumulated but unpaid dividends thereon (the “Liquidation Value”), before any distribution or payment shall be made to the holders of any securities which are junior to the Series B Preferred Stock upon the occurrence of a Liquidation Event and after any distributions or payments made to holders of any class or series of securities which are senior to the Series B Preferred Stock upon the occurrence of a Liquidation Event.  Upon the occurrence of a Liquidation Event, the right of the Holders to receive Liquidation Value hereunder shall rank pari passu with that of the holders of Series A Preferred Stock ( the “A Holders”).  If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders and the A Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  In the event the assets of the Company available for distribution to the holders of shares of Series B Preferred Stock upon the occurrence of a Liquidation Event shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 5, no distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with the shares of Series B Preferred Stock upon the occurrence of such Liquidation Event unless proportionate distributive amounts shall be paid on account of the shares of Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon the occurrence of such Liquidation Event.  At the election of a Holder made by written notice delivered to the Company at least two (2) business days prior to the effective date of the subject transaction, as to the shares of Series B Preferred Stock held by such Holder, a Fundamental Transaction or Change in Control shall be treated as a Liquidation Event as to such Holder.

Section 6. Conversion.

(a)      Conversion at Option of Holder. Each share of Series B Preferred Stock shall be initially convertible, into such number of shares of Common Stock based on the Conversion Ratio at the option of the Holders, at any time and from time to time on or after its issuance.  A Holder shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Company of the stock certificate(s) representing the number of shares of Series B Preferred Stock to be converted, with such stock certificates being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the Company’s transfer agent for the Common Stock. Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series B Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to two Trading Days following the date the Holder mails such Notice of Conversion and the applicable stock certificates to the Company by overnight delivery service (the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Shares of Series B Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

(b)      Adjustment of Conversion Ratio. If the Conversion Price is adjusted pursuant to this Certificate or the Series B Purchase Agreement, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall be determined by multiplying the Conversion Ratio in effect by a fraction, the numerator of which is the Conversion Price in effect before the adjustment and the denominator of which is the new Conversion Price.  Thereafter, subject to any further adjustments in the Conversion Price, each share of Series B Preferred Stock shall be  convertible into Common Stock based on the new Conversion Ratio.

(c)      Automatic Conversion Upon Change in Control.  Subject to Section 5, all of the outstanding shares of Series B Preferred Stock shall be automatically converted into the Conversion Shares upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change in Control of the Company.  A “Change in Control” means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions.  The Company shall not be obligated to issue certificates evidencing the Conversion Shares unless certificates evidencing the shares of Series B Preferred Stock so converted are either delivered to the Company or its transfer agent or the holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  Upon the conversion of the shares of Series B Preferred Stock pursuant to this Section 6(c), the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the holders of record of all of the Series B Preferred Stock at their addresses then shown on the records of the Company, which notice shall state that certificates evidencing shares of Series B Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable .

(d)      Mechanics of Conversion

i.      Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver to the Holder (A) a certificate or certificates which, after the effective date of the Registration Statement covering the sale of the Conversion Shares of such Holder (the “Effective Date”), shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreements) representing the number of Conversion Shares being acquired upon the conversion of shares of Series B Preferred Stock, and (B) if applicable, a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash).  After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company’s transfer agent has the ability to deliver shares of Common Stock in such manner.  If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series B Preferred Stock tendered for conversion.

ii.     Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares.  In the event a Holder shall elect to convert any or all of its Series B Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason  unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series B Preferred Stock shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Liquidation Value of Series B Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing the Conversion Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii.     Compensation for “Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(f)(1) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, the Company shall be required to pay the Holder $1,000 hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series B Preferred Stock as required pursuant to the terms hereof.

(e)      Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreements) be issuable upon the conversion of all outstanding shares of Series B Preferred Stock.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.  The Company shall immediately, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock, remaining unissued shall not be sufficient to permit the conversion of all shares of Series B Preferred Stock.

(f)       Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.  The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(g)      No Charge for Conversion; Transfer Taxes.  The issuance of certificates for shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be made without charge to the converting Holders for such certificates. The issuance of certificates for shares of the Common Stock on conversion of the Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(h)      Absolute Obligation.  Except as expressly provided herein, no provision of this Certificate shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

 Section 7.      Certain Adjustments.

(a)      Stock Dividends and Stock Splits.  If the Company, at any time subsequent to the Closing Date as long as any shares of Series B Preferred Stock shall remain outstanding: (i) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any securities issued pursuant to the Purchase Agreements), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)      Subsequent Transactions.  Except as contemplated under the Series A Purchase Agreement or the Series B Purchase Agreement, for so long as any shares of Series B Preferred Stock shall remain outstanding, the Company shall not effect or enter into an agreement to effect any transactions involving a “Variable Rate Transaction” or an “MFN Transaction” (each as defined below).  Following the Closing Date, if the Company enters into a Variable Rate Transaction or MFN Transaction, despite the prohibition hereof and in the Series B Purchase Agreement, in addition to other remedies that the Company may have, the Company shall be deemed to have issued Common Stock at the lowest possible conversion or exercise price at which such securities may be converted or exercised and Holders shall be entitled to adjustment to the Conversion Price pursuant to Section 7(c) hereof and receive additional shares or other rights and benefits to the effect that Holder shall enjoy substantially similar terms and conditions as those offered in the Variable Rate Transaction and/r MFN Transaction. The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock.  The term “MFN Transaction” shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions on terms and conditions more favorable than those granted to the investors under the Purchase Agreements and related transaction documents.  Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 7(b) shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

(c)      Price Adjustment Upon Dilutive Issuances.

i.      For so long as any shares of Series B Preferred Stock shall remain outstanding, following the Closing Date, in the event the Company closes on the sale or issuance of (A) Common Stock at a price, or (B) any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), or any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Additional Issuances”) with an exercise price or conversion price, which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”), then and in such event, the Conversion Price shall be reduced, concurrently with such issue or sale, to the Lower Price.

ii.      Notwithstanding anything to the contrary set forth in Section 7(c)(i), no adjustment shall be made to the Conversion Price and/or the Conversion Ratio with regard to (i) securities issued pursuant to a bona fide firm underwritten public offering of the Company’s securities provided such underwritten public offering shall provide gross proceeds to the Company of not less than $20,000,000 and shall have been approved in advance by the Majority Holders, (ii) securities issued (other than for cash) in connection with a strategic merger, acquisition, or consolidation provided that the issuance of such securities in connection with such strategic merger, acquisition or consolidation has been approved in advance by the Majority Holders, (iii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Closing Date, issued pursuant to the Series A Purchase Agreement or the Series B Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders), (iv) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital and provided that the issuance of such securities in connection with such bona fide strategic license, agreements or other partnering arrangements has been approved in advance by the Majority Holders, (v) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s equity incentive plans outstanding as they exist on the closing date of the Series A Financing, (vi) the issuance or grants of options to purchase Common Stock to employees, officers or directors of the Company pursuant to any equity incentive plan duly adopted by the Board of Directors or a committee thereof established for such purpose so long as such issuances in the aggregate do not exceed ten percent (10)% of the issued and outstanding shares of Common Stock as of the Closing Date and the specified price at which the options may be exercised is equal to or greater than the VWAP as of the date of such grant, and (vii) any warrants, shares of Common Stock or other securities issued to a placement agent and its designees for the transactions contemplated by the Series A Purchase Agreement or the Series B Purchase Agreement (each an “Exempt Issuance”).

(d)      Pro Rata Distributions. If the Company, at any time after the Closing, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e)      Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

(f)      Notice to Holders.

i.      Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.      Notices of Other Events.  If (A) notwithstanding Section 3(a), the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each such case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series B Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the  stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(g)      Fundamental Transaction. If, at any time while any shares of Series B Preferred Stock shall remain outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Series B Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction as if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (h) and insuring that this Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  Notwithstanding the foregoing or any other provisions of this Certificate, in the event that the agreement relating to a Fundamental Transaction provides for the conversion or exchange of the Series B Preferred Stock into equity or debt securities, cash or other consideration and the agreement is approved by the Majority Holders, then the Holders shall have only the rights set forth in such agreement.

Section 8.      Miscellaneous.

(a)      Transfer Restriction.   The Series B Preferred Stock is not transferable except as between Affiliates and as between China Hand Fund I, LLC, a limited liability company organized and existing under the laws of the State of Delaware and Vicis Master Fund (“Vicis”), which shall not be deemed Affiliate to China Hand based solely on this Section 8(a).  Vicis may also transfer shares of Series B Preferred Stock to its affiliates.

(b)      Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at its principal address as reflected in its most recent filing with the Commission.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given when received, and any notice by telecopier shall be effective if confirmation of receipt is given by the party to whom the notice is transmitted.

(c)      Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

(d)      Next Trading Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

(e)      Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

(f)      Amendment.  This Certificate constitutes an agreement between the Company and the Holders. For as long as any shares of Series B Preferred Stock shall remain outstanding, there terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a class and series.

RESOLVED, FURTHER, that the appropriate officers or any director duly authorized by the Board be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate this as of this April 30, 2009.

James Li Authorized Signatory

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of CHINA NEW ENERGY GROUP COMPANY, a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.
Conversion calculations:

Date to Effect Conversion:
________________________________________

Number of shares of Common Stock owned prior to Conversion:
_______________

Number of shares of Series B Preferred Stock to be Converted:
________________

Value of shares of Series B Preferred Stock to be Converted:
____________________

Number of shares of Common Stock to be Issued:
___________________________

Certificate Number of Series B Preferred Stock attached hereto:
_________________

Number of Shares of Series B Preferred Stock represented by attached certificate:
_________

Number of shares of Series B Preferred Stock subsequent to Conversion:
________________

[HOLDER]

By:
Name:__
Title:____